SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2020

COLUMBUS MCKINNON CORPORATION
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

0-27618	16-0547600
(Commission File Number)	(IRS Employer Identification No.)

205 Crosspoint Parkway	Getzville	NY	14068
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number including area code: (716) 689-5400

_________________________________________________

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CMCO	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Emerging Growth Company

☐
If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY AGREEMENTS OF CERTAIN OFFICERS.

On May 14, 2020, Columbus McKinnon Corporation (the “Company”) announced that David J. Wilson has been named President and Chief Executive Officer effective June 1, 2020 ("Commencement Date"). Mr. Wilson has also been appointed a director of the Company. Mr. Wilson, 51, is the president of the Pumps Division of Flowserve Corporation (NYSE: FLS), a leading provider of flow control products and services for the global infrastructure markets. He assumed this role in July 2018 as a result of the combination of the industrial pumps division and the engineered pumps division. The pumps division is Flowserve’s largest division. From September 2017 to July 2018, he was president of the industrial pumps division. Before his tenure at Flowserve, Mr. Wilson advanced to significant leadership roles at SPX Corporation (NYSE: SPXC) and its spin-off SPX FLOW, Inc. (NYSE: FLOW) over a nearly 20-year period. As president of several businesses within SPX, Mr. Wilson developed innovative growth initiatives, implemented business simplification processes and restructurings, led acquisition and portfolio management strategies and defined strategic visions for the businesses. He ran global operations and resided in both Asia and Europe for several years. Mr. Wilson began his career as an engineer for Polaroid Corporation rapidly advancing into leadership roles. He earned his Bachelor of Science in Electrical Engineering at the University of Massachusetts Lowell.

There are no relationships between Mr. Wilson and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Under his employment agreement with the Company, Mr. Wilson will receive a base salary of $750,000 per year. He will be eligible for incentive compensation targeted at 100% of his base salary with the payout range being from 0% to 200% of such target. For fiscal 2021, the targeted annual bonus will be 50% of his base salary with a payout range being from 0% to 200% of such target due to a cost savings measure implemented by the Company in response to the COVID-19 pandemic. He will also participate in the Company’s Long Term Incentive Plan at an opportunity level not less than 240% of his annual base salary. Mr. Wilson will receive a sign on equity grant of 38,000 restricted stock units. 50% of those restricted stock units will vest on the Commencement Date and 50% on the second anniversary of the Commencement Date. He will also receive 28,000 performance stock units pursuant to the terms of the Company's fiscal 2021 Long Term Incentive Program.

Mr. Wilson will receive relocation and transition benefits covering the movement of his household goods, travel expenses, relocation assistance consistent with the Company's relocation policy, and six months of temporary housing.

Mr. Wilson has entered into a Change in Control Agreement with the Company providing, among other matters, for the payment of lump sum severance and health insurance costs, accelerated vesting of equity awards and other benefits upon certain terminations of employment of Mr. Wilson following a change in control (as defined in the agreement) involving the Company, which agreement is in form comparable to agreements entered into with other executive officers.

The foregoing summary of Mr. Wilson's agreements with the Company does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement and Change in Control Agreement attached hereto as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

A copy of the press release announcing Mr. Wilson’s appointment is filed with this Form 8-K as Exhibit 99.1.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Employment agreement between Columbus McKinnon Corporation and David J. Wilson
10.2	Change in Control Agreement
99.1	Press Release dated May 14, 2020
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLUMBUS McKINNON CORPORATION

By:	/s/ Alan S Korman
Name:	Alan S. Korman
Title:	V.P., Corporate Development, General Counsel & Corporate Secretary

Dated:  May 11, 2020